EXHIBIT A

CONTACTS:      Dennis  L.  Gates
- --------
               Chief  Financial  Officer
               (949)  425-4531

                                                           FOR IMMEDIATE RELEASE

                       SAFEGUARD HEALTH ENTERPRISES, INC.
                 ANNOUNCES OVERSTATEMENT OF REVENUE AND EARNINGS


ALISO VIEJO, California-November 12, 1999-SafeGuard Health Enterprises, Inc. (OTCBB:SFGD.OB) announced today that it believes its revenue, and therefore its earnings, for the quarter and nine months ended September 30, 1999, which were previously announced on October 21, 1999, were overstated by a material amount. The Company also believes that its results of operations for the periods ended March 31, 1999 and June 30, 1999 may be restated. The Company is in the process of determining the adjustments required to properly state its results of operations for each of these periods. The Company expects to report its restated results of operations as soon as they are available.

SafeGuard also announced that it expects to restate its financial statements for the years ended December 31, 1998 and 1997, and certain quarterly periods therein, to correct the accounting treatment of transactions related to discontinued dental office operations, and as such, the 1998 and 1997 annual financial statements and the independent auditors' reports thereon should not be relied upon. The Company expects to report its restated financial statements as soon as they are audited by its independent auditors and available.

The Company is currently discussing the implications of this situation with its lenders and with the investor group that agreed to make a $40 million investment in the Company, as previously announced. It is also in discussions with the regulators in the various states in which the Company conducts its business. As a result of the expected restatements related to 1999, the Company anticipates that it will not be in compliance with certain covenant requirements within its loan agreements with its lenders.

SafeGuard provides managed care dental plans, indemnity dental plans, vision benefit plans, administrative services, and preferred provider organization services. The Company serves a total of approximately 1 million members in 20 states and the District of Columbia.

                                      # # #

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include those risk factors as are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and the Company's Reports on Form 8-K as of June 4, 1999, June 30, 1999 and October 5, 1999, on file with the U.S. Securities and Exchange Commission.